Exhibit 99.1

Tactical Air Defense Services to Acquire Air 1 Flight Support, Inc.

Carson City, NV- February 22, 2013 - Tactical Air Defense Services, Inc. (OTCQB: TADF), an aerospace/defense services contractor that offers tactical aviation services, aircraft maintenance, and other aerospace/defense services to the United States and Foreign militaries, is pleased to announce that it has signed a Letter of Intent (the “LOI”) to acquire, as a wholly-owned subsidiary of TADF, 100% of Air 1 Flight Support, Inc. (“Air 1”), a provider of aircraft maintenance, refueling, and other support services.

Founded in 2005, Air 1 has built a reputation for excellence in providing support services to the military and commercial aircraft industry, including general aircraft maintenance, aircraft refueling, and related ancillary aircraft services. In addition, Air 1 established and managed Fixed Base Operations (FBO’s) in Texas and Florida.

Upon closing of the acquisition of Air 1, and pursuant to the terms of the LOI, TADF will purchase 100% of the outstanding shares of Air 1 for consideration of 5,000,000 shares of its Series C Preferred stock.  Closing of the transaction is subject to final completion of all due-diligence and documentation and approval by the board of directors of TADF, and is anticipated within thirty days.

Alexis C. Korybut, Chief Executive Officer of TADF, stated, “The acquisition of Air 1 brings to TADF a proven track record of innovation and success in providing ancillary aerial support services.  We believe this acquisition can generate additional sources of revenue in its own right, and make TADF more competitive in providing a well-rounded menu of aerial support services to both military and commercial customers.”

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Forward Looking Statement Disclosure

Statements contained herein that are not historical facts may be forward looking statements within the meaning of the Securities Act of 1933, as amended.  Although we believe that the expectations and assumptions upon which they are based are reasonable, we can give no assurance that such expectations and assumptions will prove to have been correct. Some of these uncertainties include, without limitation, the company’s ability to perform under existing contracts, to procure future contracts, to acquire certain assets, or to finalize funding for the purchase of certain assets. The reader is cautioned not to put undue reliance on these forward-looking statements, as these statements are subject to numerous factors and uncertainties, including without limitation, successful implementation of our business strategy and competition, any of which may cause actual results to differ materially from those described in the statements. We undertake no obligation and do not intend to update, revise, or otherwise publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of any unanticipated events. Although we believe that our expectations are based on reasonable assumptions, we can give no assurance that our expectations will materialize. Many factors could cause actual results to differ materially from our forward-looking statements.

Investor Relations Contact:

Gerald N. Kieft

WSR Communications

(772) 219-7525

IR@WSRCommunications.com

www.WSRCommunications.com